Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Amtech Systems, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-09911) on Form S-8/A of Amtech Systems, Inc. of our report dated January 10, 2005, with respect to the consolidated balance sheet of Amtech Systems, Inc. and subsidiaries as of September 30, 2004, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for the years ended September 30, 2004 and 2003, which report appears in the annual report on Form 10-K of Amtech Systems, Inc. for the year ended September 30, 2005.

/s/ KPMG LLP

Phoenix, Arizona
January 13, 2006